Exhibit (d)(5)
Annex A
December 14, 2006
The division of investment adviser and administrator services and the compensation for such services shall be as follows:

Goldman Sachs Asset Management	Annual Rate (%)
Goldman Sachs Growth and Income Fund	0.75% on first $1 billion
0.68% over $1 billion up to $2 billion
0.65% over $2 billion
Goldman Sachs Mid Cap Value Fund	0.80% on first $2 billion
0.72% over $2 billion
Goldman Sachs Structured Small Cap Equity Fund	0.75 on first $2 billion
0.68% over $2 billion
Goldman Sachs Structured U.S. Equity Fund	0.65% on first $1 billion
0.59% over $1 billion up to $2 billion
0.56% over $2 billion
Goldman Sachs Capital Growth Fund	0.75% on first $1 billion
0.68% over $1 billion up to $2 billion
0.65% over $2 billion
Goldman Sachs Government Income Fund	0.54% on first $1 billion
0.49% over $1 billion up to $2 billion
0.47% over $2 billion
Goldman Sachs Core Fixed Income Fund	0.40% on first $1 billion
0.36% over $1 billion up to $2 billion
0.34% over $2 billion
Goldman Sachs Growth Opportunities Fund	1.00% on first $2 billion
0.90% over $2 billion
Goldman Sachs Money Market Fund	0.35%

Goldman Sachs Asset Management International

Goldman Sachs International Equity Fund	1.00% on first $1 billion
0.90% over $1 billion up to $2 billion
0.86% over $2 billion

GOLDMAN SACHS VARIABLE INSURANCE TRUST	GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL, an affiliate of Goldman, Sachs & Co.

By:	By:

Name:	Name:
Title:	Title:

GOLDMAN SACHS ASSET MANAGEMENT, L.P. an affiliate of Goldman, Sachs & Co.

By:

Name:
Title: